Contact: James G. Fox
Chief Financial Officer
703-478-5830
Email: jfox@fairchild.com

FAIRCHILD RELEASES RESULTS FOR YEAR ENDED SEPTEMBER 30, 2005.

McLean, Virginia (December 30, 2005) — The Fairchild Corporation (NYSE: FA), reported today that revenues increased by $24.4 million, or 7.4%, in the year ended September 30, 2005, as compared to the year ended September 30, 2004. The improvement was due in part to a 5.9% increase in revenues at the Company’s Sports & Leisure segment as a result of the prior period including only eleven months of activity since the Company’s acquisition of it on November 1, 2003, and foreign sales benefiting from favorable foreign exchange rates, and a 12.1% increase in revenues at the Company’s Aerospace segment, which continues to perform well despite being adversely affected by the financial difficulties of commercial airlines.

Net loss for the year ended September 30, 2005, was $21.3 million, or $0.84 per share, as compared to net earnings of $3.4 million, or $0.13 per share, for the year ended September 30, 2004. The Company’s loss from continuing operations was $33.1 million for the year ended September 30, 2005, as compared to a loss from continuing operations of $7.7 million for the year ended September 30, 2004. The results for the year ended September 30, 2005, included a $1.0 million overall tax provision, as compared to a $24.2 million overall income tax benefit in the year ended September 30, 2004. The Company reported cash and unrestricted short-term investments of $23.3 million at September 30, 2005.

The Company recently announced it has signed a definitive agreement to sell its shopping center for approximately $95 million to enhance the Company’s financial flexibility. Results for the Company’s quarter and year ended September 30, 2005 are available in the Company’s Annual Report on Form 10-K filed on December 29, 2005.

About The Fairchild Corporation

The business of Fairchild consists of three segments: sports & leisure, aerospace, and real estate operations. Fairchild’s sports and leisure segment, known as Fairchild Sports, is comprised of Hein Gericke, PoloExpress and Intersport Fashions West. Fairchild Sports designs and sells motorcycle protective apparel, helmets, and a large selection of technical accessories, for motorcyclists. Together, Hein Gericke and PoloExpress operate 232 retail shops in Germany, the United Kingdom, Austria, Belgium, France, Italy, Luxembourg, the Netherlands, and Switzerland. Intersport Fashions West, located in Tustin, California, is a designer and distributor of motorcycle protective apparel, boots and helmets. Fairchild’s aerospace segment is engaged in the aerospace distribution business which stocks and distributes a wide variety of parts to operators and aerospace companies providing aircraft parts and services to customers worldwide. Fairchild’s real estate operations segment owns and operates a shopping center located in Farmingdale, New York. Additional information is available on The Fairchild Corporation web site (www.fairchild.com).

This news release may contain forward looking statements within the meaning of Section 27-A of the Securities Act of 1933, as amended, and Section 21-E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those set forth in the forward-looking statements, as a result of the risks associated with the Company’s business, changes in general economic conditions, and changes in the assumptions used in making such forward-looking statements.